Exhibit (d)(7)(A)

EXHIBIT “A”

Agency and Deposit Agreement No. 187

IRREVOCABLE COMMERCIAL AGENCY AND DEPOSIT AGREEMENT IDENTIFIED UNDER NUMBER 187, ENTERED INTO BY BAS CAPITAL FUNDING CORPORATION, REPRESENTED HEREIN BY [MR. JACQUES GLIKSBERG], BANKAMERICA INVESTMENT CORPORATION, REPRESENTED HEREIN BY [MR. JACQUES GLIKSBERG], NEXUS-MAXCOM HOLDINGS I, LLC, REPRESENTED HEREIN BY [MR. JACQUES GLIKSBERG], BASCFC-MAXCOM HOLDINGS I, LLC, REPRESENTED HEREIN BY [MR. JACQUES GLIKSBERG], FLEET GROWTH RESOURCES, INC., REPRESENTED HEREIN BY [MR. JACQUES GLIKSBERG], EDUARDO VÁZQUEZ ARROYO CARSTENS, ACTING ON ITS OWN BEHALF, GABRIEL AGUSTIN VÁZQUEZ ARROYO CARSTENS [REPRESENTED HEREIN BY MR. EDUARDO VÁZQUEZ ARROYO CARSTENS], AND ALINA GEORGINA CARSTENS MARTINEZ, [REPRESENTED HEREIN BY MR. EDUARDO VÁZQUEZ ARROYO CARSTENS], IN THEIR CAPACITIES AS PRINCIPALS (HEREAFTER, THE “A” PRINCIPALS), VENTURA CAPITAL PRIVADO, S.A. DE C.V., REPRESENTED HEREIN BY MISTER JAVIER MOLINAR HORCASITAS, IN HIS CAPACITY AS PRINCIPAL (HEREAFTER, VENTURA OR “B” PRINCIPAL, WITHOUT DISTINGUISHING BETWEEN THEM, AND, COLLECTIVELY WITH THE “A” PRINCIPALS, THE “PRINCIPALS”), AND BANCO INVEX, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO (HEREAFTER THE “AGENT”, THE “DEPOSITORY” OR “INVEX”, INDISTINCTIVELY), REPRESENTED HEREIN JOINTLY BY ITS TRUST OFFICERS, RICARDO CALDERÓN ARROYO AND EDGAR FIGUEROA PANTOJA, IN ITS CAPACITY AS AGENT AND DEPOSITORY, WITH THE APPEARANCE OF MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V. (HEREAFTER,  “MAXCOM”), REPRESENTED HEREIN BY [GONZALO ALARCÓN ITURBIDE], AND WITH THE FURTHER APPEARANCE OF MESSRS. [*] AND [*], AS WITNESSES, IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES.

R E P R E S E N T A T I O N S

1.              WHEREAS, each of the “A” Principals states, personally or through its legal representative, as applicable, that:

1.1.           Gabriel Agustín Vázquez Arroyo Carstens, Eduardo Vázquez Arroyo Carstens, and Alina Georgina Carstens Martínez (hereafter, collectively, “Grupo VAC”), are natural persons with Mexican citizenship and holders of certain shares representing the capital stock of Maxcom, among others, which are indicated in the columns corresponding to each of their names on the table identified as Exhibit 1 hereto, and they have sufficient capacity to enter into this Agreement.

1.2.           BAS Capital Funding Corporation is a corporation incorporated pursuant to the laws of the State of Delaware, United States of America.

1.3.           BankAmerica Investment Corporation is a corporation incorporated pursuant to the laws of the State of Delaware, United States of America.

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1.4.           Nexus-Maxcom Holdings I, LLC, is a limited liability company organized pursuant to the laws of the State of Delaware, United States of America.

1.5.           BASCFC-Maxcom Holdings I, LLC, is a limited liability company organized pursuant to the laws of the State of Delaware, United States of America.

1.6.           Fleet Growth Resources, Inc. is a corporation incorporated pursuant to the laws of the State of Delaware, United States of America.

1.7.           BAS Capital Funding Corporation, BankAmerica Investment Corporation, Nexus-Maxcom Holdings I, LLC, BASCFC-Maxcom Holdings I, LLC, Fleet Growth Resources, Inc. (collectively, “Grupo BofA/Nexus”) are holders of certain shares representing the capital stock of Maxcom, among others, which are indicated in the columns corresponding to each of their names on the table identified as Exhibit 1 hereto, their legal representatives have the powers and authority necessary and sufficient to bind them in the terms set forth in this Agreement, and said powers and authority have not been revoked, modified, or limited in any manner whatsoever effective as of the date hereof.

1.8.           The shares representing the capital of Maxcom held by the “A” Principals identified in Exhibit 1 hereto (i) are free of any lien, option right, or other right that affects, or may affect or limit ownership of any of the “A” Principals with respect thereto (excepting the agency created hereunder) and (ii) as of the date of this Agreement, no action, claim, order or proceeding whatsoever is pending filing that affects or could affect the legality, validity, or enforceability of this Agreement, or the legal ownership of shares representing the capital of Maxcom identified in Exhibit 1 which each of the “A” Principals owns.

1.9.           None of the “A” Principals requires any approval or authorization to enter into this Agreement or to either perform or undertake the obligations each assumes in the terms of this Agreement, which are legal, valid and enforceable against them according to the terms provided herein.

1.10.     Execution and performance of this Agreement do not violate or constitute a default under (i) any covenant, contract, agreement, license, resolution or order to which each of the “A” Principals is party, or to which each of the “A” Principals or any of their assets is subject, or (ii) any law, regulation, circular, order or decree of any government entity or agency.

1.11.     It is their will to enter into this Agreement in order to confer on the Agent authority to perform certain actions necessary for performance of determined obligations to “B” Principal, derived from the Agreement to Tender to which each thereof is party, executed with “B” Principal and attached hereto as Exhibit 2 (individually identified with the letter “A” through “    ” (inclusive) (collectively, “Exhibit 2”).

1.12.     It is their will to that a deposit subject to conditions be created consisting of each of their shares representing the capital of Maxcom, identified in Exhibit 1 of this Agreement, to the benefit of “B” Principal, instructing the Agent to create said deposit with the Securities Firm as depositary in order to comply with the provisions set forth in Clause Seventh hereof.

1.13.     They agree to subscribe this Agreement in order to secure precise and prompt performance of their obligations under the Agreement to Tender.

2.              WHEREAS, Ventura states through its representative that:

2.1.           It is a company legally organized pursuant to the laws of the Mexican Republic, according to Public Instrument Number           , dated                       [*], notarized and attested to by Mr.                       , Notary Public No.      for           , and recorded in the Public Registry of Property and Commerce for            on             under           .

2.2.           [Its representative] has the authority necessary to bind it in the terms of this Agreement, according to Public Instrument Number           , dated                       [*], notarized and attested to by Mr.                       , Notary Public No.      for           , and recorded in the Public Registry of Property and Commerce for            on             under           .

2.3.           It has entered into an Agreement to Tender with each of the “A” Principals who are party hereto as indicated in Exhibit 2.

2.4.           It has entered into a Recapitalization Agreement (the “Recapitalization Agreement”) which is attached to this Agreement as Exhibit 3.

2.5.           It does not require any approval or authorization to enter into this Agreement or to either perform or undertake the obligations assumed by the “B” Principal in the terms of this Agreement, which are legal, valid and enforceable against it according to the terms provided herein.

2.6.           Execution and performance of this Agreement do not violate or constitute a default under (i) any covenant, contract, agreement, license, resolution or order to which it is party, or to which it or any of its assets is subject, or (ii) any law, regulation, circular, order or decree of any government entity or agency.

2.7.           It is its will to enter into this Agreement in order to confer on the Agent authority to perform certain actions necessary for performance of determined obligations to “A” Principals and Maxcom, derived from the Agreements to Tender and the Recapitalization Agreement, respectively.

2.8.           It is its will to create a deposit subject to conditions in an amount of US$5,000,000.00 (five million dollars), currency of the United States of America (“dollars”) to the benefit of Maxcom (“Deposited Cash” or

“Contractual Penalty”, without distinguishing between same),  instructing the Agent to create said deposit to with the Agent, acting as depositary in order to comply with the provisions set forth in Clause Seventh hereof.

2.9.           It agrees to subscribe this Agreement in order to secure precise and prompt performance of its obligations under the Agreement to  Tender and the Recapitalization Agreement.

3.              WHEREAS, Maxcom states through its representative that:

3.1.           It is a company legally organized pursuant to the laws of the Mexican Republic, according to Public Instrument Number 86,115, dated February 28, 1996, notarized and attested to by Mr. Ignacio Soto Borja, Notary Public No. 129 for the Federal District, and recorded in the Public Registry of Property and Commerce for the Federal District on June 10, 1996 under mercantile folio 210585.

3.2.           Its representative has the authority necessary to bind it in the terms of this Agreement, according to Public Instrument Number 73,518, dated May 5, 2011, notarized and attested to by Lic. Luis Antonio Montes de Oca Mayagoitia, Notary Public No. 29 for Mexico, City, and recorded in the Public Registry of Property and Commerce for Mexico, City on May 31, 2011 under number 210,585.

3.3.           The shares representing its capital are represented by (i) stock certificates (the “Series A Shares”), (ii) certificates of ordinary participation issued by Nacional Financiera, S.N.C. under Neutral Investment Trust No. 80526 (the “CPOs”), each CPO representing 3 (three) Series A Shares, (iii) American Depositary Shares (“ADSs”) represented by American Depositary Receipts (“ADRs”), each ADR representing 7 (seven) CPOs, and by other securities whose underlying assets are Series A Shares (collectively, the “Maxcom Shares”).

3.4.           The Maxcom Shares (i) have been validly issued; (ii) are registered, with regard to the Maxcom Shares and the CPOs, with the National Securities Register of the National Securities and Banking Commission, (iii) with regard to the CPOs, they are deposited with S.D. Indeval, S.A. de C.V. (“Indeval”) and listed on the Mexican securities market through the Bolsa Mexicana de Valores, S.A.B. de C.V. (“BMV”), (iv) with regard to the ADRs, they are listed on the New York Stock Exchange, NY, U.S.A. through NYSE Euronext (“NYSE”).

3.5.           Execution and performance of this Agreement do not violate or constitute a default under (i) any covenant, contract, agreement, license, resolution or order to which it is party, or to which it or any of its assets is subject, or (ii) any law, regulation, circular, order or decree of any government entity or agency.

3.6.           It is its will to enter into this Agreement, pursuant to the terms and conditions herein, and it states that it has been party to the Recapitalization Agreement.

4.              WHEREAS, the Agent states through its trust officers, that:

4.1.           It is a company legally organized pursuant to the laws of the Mexican Republic, according to Public Instrument Number 157,391, dated February 23, 1994, notarized and attested to by Mr. José Antonio Manzanero Escutia, Notary Public No. 138 for the Federal District, and recorded in the Public Registry of Property and Commerce for the Federal District under commercial folio 187,201.

4.2.           [Its representative] has the necessary authority to bind it in the terms of this Agreement, according to Public Instrument Number 16,517, dated February 21, 2007, notarized and attested to by Mr. José Antonio Manzanero Escutia, Notary Public No. 138 for the Federal District, and recorded in the Public Registry of Property and Commerce for the Federal District under commercial folio 187,201.

4.3.           It is its will to enter into this Agreement and to accept the office of Agent pursuant to the terms and conditions of this Agreement.

Based on the foregoing Representations, the Parties agree to the following:

C L A U S E S

FIRST. CONFERRAL OF AGENCY; APPOINTMENT OF AGENT AND DEPOSIT

(a)                                  Conferral of Agency.

In order to irrevocably ensure punctual and due performance of any and all of the obligations they have based on this Agreement and each of the Agreements to Tender and the Recapitalization Agreement, as applicable, the Principals, pursuant to Section XV of Article 46 (Forty-six) of the Banking Law (Ley de Instituciones de Crédito), do hereby confer on the Agent an irrevocable commercial agency authority pursuant Article 273 (Two Hundred Seventy-Three) of the Commercial Code (Código de Comercio) in order that, in the name and on behalf of the Principals it perform the actions described in Clause Second, “Purposes of the Agency.”

(b)                                 Appointment of Agent.

The Principals do hereby appoint the Agent, Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Agent under this Agreement. The Agent does hereby record its acceptance of the irrevocable commercial agency authority conferred by the Principals through this Agreement, in order to exercise the actions provided in same, in the name and on behalf of each of the “A” Principals and the “B” Principal, with regard to the acts entrusted to it by each thereof. The Agent does hereby agree to faithfully and honestly perform its obligations as agent under this Agreement, and to comply with the Purposes of the agency, as well as with all obligations assumed thereby in the terms of this Agreement and the applicable legislation; and it acknowledges and accepts its appointment as depositary with regard to the Deposited Cash and agrees to comply with that set forth in this Agreement. The Agent is hereby authorized to the actions set forth in Clause 2 in accordance with the express provisions of this Agreement, and it agrees not to take or fail to take actions that may prevent or otherwise obstruct the performance of the Purposes of the Agency.

The Agent does hereby accept the responsibility conferred, promising honest performance.

(c)                                  Deposit of the “A” Principals. (1)

The “A” Principals hereby instruct the Agent to create with the Depositary a deposit, subject to the terms and conditions of this Agreement, with respect to the Maxcom Shares which each holds in the terms of Exhibit 1 (the “Deposited Shares”).

In order to perfect the deposit of the Deposited Shares, each of the “A” Principals does on this same date, by a separate document, (i) deliver the Series A Shares that it holds to the Agent in order that the Agent, on behalf of and for account of the “A” Principals, constitute the aforesaid deposit with the Depositary of the Series A Shares, (ii) instruct and irrevocably authorize the Securities Firms indicated in Exhibit [*] to transfer the CPOs to account Number [              ] which the Agent has for purposes of this Agreement (hereafter, the “Deposited Shares Account”).

Once the Agent has placed the Deposited Shares on deposit in the Deposited Shares Account (the “Delivery Date”), the Agent shall confirm said delivery in writing to the “A” Principals within a period of 1 (one) Business Day following the Delivery Date.

(d)                                 Deposit of  “B” Principal.

The “B” Principal does hereby instruct the Agent to create with Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero, acting as

(1)  Need to discuss the logistics of transferring physical certificates, including their endorsement.

Depositary, a deposit, subject to the terms and conditions of this Agreement, of US$5,000,000.00 (five million dollars, legal currency of the United States of America) (the “Deposited Cash” or the “Contractual Penalty”, without distinguishing between them).

In order to perfect the deposit of the Deposited Cash, “B” Principal hereby transfers to the Agent the Deposited Cash to account Number [              ] which the Agent opened for such purposes in Banco INVEX, S.A., Institución de Banca Múltiple, INVEX Grupo Financiero (the “Cash Deposit Account”).

Through signature of this Agreement, the Agent gives a receipt as complete as is available under law for the Deposited Shares and the Deposited Cash.

SECOND.              PURPOSES OF THE AGENCY.

The Deposited Shares and the Deposited Cash shall be released as follows:

(a)          Upon the written notice of the Board of Directors of Maxcom stating that the Public Offer is in accordance with the terms and conditions of the Recapitalization Agreement, the Agent will cause the Deposited Shares to be tendered, on behalf of the applicable “A” Principals on the Business Day prior to the expiration of the Public Offer; provided that:

(i) (x) such Public Offer is made for an Offer Price of at least Ps$2.90 (two pesos 90/100) per CPO of or its equivalent for each Deposited Share and (y) the Board of Directors of Maxcom have not notified the Agent that the Recapitalization Agreement has been terminated as a result of a Superior Offer (as defined in the Recapitalization Agreement) for the Deposited Shares;

(ii) with respect to the Deposited Shares attributable to Grupo VAC (the “Grupo VAC Deposited Shares”), the Agent will cause the only such number of Grupo VAC Deposited Shares to be tendered as is sufficient, based upon a report of Casa de Bolsa Banorte Ixe, S.A. de C.V., in its capacity as placement broker for the Public Offer, (the “Public Offer Tender Report”) as of date two Business Days prior to the initial expiration date of the Public Offer, to result in the “B” Principal to obtaining an Absolute Majority as a result of the Public Offer; and

(iii) to the extent the Public Offer is extended beyond its initial expiration date and additional Shares are tendered into the Public Offer by third-parties, the Agent shall cause such number of Grupo VAC Deposited Shares previously tendered into the Public Offer to be withdrawn such that the remaining number of Grupo VAC Deposited Shares not so withdrawn is the minimum number of such Shares as is necessary for the “B” Principal to acquire and Absolute Majority in the Public Offer based on a Public Offer Tender Report two Business Day prior to the final expiration date of the Public Offer.

For purposes of paragraphs (ii) and (iii) above the  Agent shall cause any Grupo VAC Deposited Shares not tendered into the Public Offer pursuant to the proceeding sentence to be transferred to an account designated by Grupo VAC within one Business Day following the final expiration date of the Public Offer.  It is expressly agreed by the Agent and the “B” Principal that no Grupo VAC Deposited Shares may be sold by reason of the Public Offer once the placement broker has received acceptances to sell the Shares necessary for the “B” Principal to have acquired Absolute Majority.

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(b)         Upon the written instruction of an “A” Principal accompanied by a copy of a public announcement by Maxcom that the Recapitalization Agreement has been terminated, the Agent will cause, within 3 Business Days, the number Deposited Shares specified such instruction to be transferred to an account of the applicable “A” Principal specified in such instruction.

(c)          Upon the written instruction of Maxcom notifying the Agent that the Recapitalization Agreement has been terminated pursuant to Section 7.1(b) or (e)  of the Recapitalization Agreement accompanied by a copy of a public announcement by Maxcom that the Recapitalization Agreement has been terminated, the Agent will (i) notify the “B” Principals that Maxcom has requested disbursement of the Cash Deposit and, provided that no claim has been made by the “B” Principal denying Maxcom’s assertion with respect to the cause of termination of the Recapitalization Agreement, (ii) on the fifth business day following such request transmit, by wire transfer of immediately available funds, the Cash Deposit to an account specified by Maxcom in such instruction.

(d)         Upon the written instruction of the “B” Principal and Maxcom notifying the Agent that the transactions contemplated by the Recapitalization Agreement have been consummated, the Agent shall transmit, within one business day, the Cash Deposit to an account specified by the “B” Principal in such instruction.

(e)          Upon the written instruction of Maxcom notifying the Agent that the Recapitalization Agreement has been terminated accompanied by a copy of a public announcement by Maxcom that the Recapitalization Agreement has been terminated, the Agent shall, within one Business Day after the receipt of such instruction, (i) cause the Deposited Shares set forth opposite an “A” Principal’s name on Exhibit 1 hereto to be transferred to an account specified by such “A” Principal and (ii) cause the Deposited Cash to be transferred to an account specified by the “B” Principal.

The Agent, generally, must perform any and all of the actions, and comply with all instructions given in accordance with the provisions expressly set forth in this Agreement.

THIRD.                                                      ASSETS.

(a)          Assets. The assets under the administration of this Agency shall be composed of:

i.                  the Deposited Shares;

ii.               as applicable, shares representing the capital of Maxcom that, as dividend payment in kind, are delivered to the “A” Principals, and  Distributions corresponding to the Deposited Shares; and

iii.            the Deposited Cash, which at no time may be less than US$5,000,000.00 (five million dollars, legal currency of the United States of America) and the yield, if any, it may earn.

The Parties hereby agree that what is established in this clause shall serve as inventory of the goods or rights the constitute the assets under administration of this Agency at the time of its creation and signature of this Agreement shall serve as receipt for same; further, they acknowledge that said inventory may be modified from time to time according to future contributions, with the yield that investments of the assets under administration may earn, and with the payments or withdrawals that may be made with charge to the Agency. Such variations shall be recorded in the Account Statements referred to hereafter.

FOURTH.              PROPERTY AND CORPORATE RIGHTS OF THE DEPOSITED SHARES.

The parties agree that the “A” Principals shall have the right to exercise full corporate and property rights that correspond to the Deposited Shares.

(a)          Economic Rights.

With respect to the exercise of the economic rights derived from the Deposited Shares, including but not limited to the right to receive any distributions in cash or other cash payments that correspond to the Deposited Shares (the “Distributions”), they must be received by the Agent, for immediate deposit on instruction of the corresponding “A” Principal to the Agent, in the account(s) instructed by each of the “A” Principals in writing, and with reasonable notice, in the proportion corresponding thereto.For the avoidance of doubt, the parties hereto agree that any Distributions shall not constitute property deposited in escrow pursuant this Agreement.  The Agent shall transmit the proceeds of any Distribution to an account designated by the applicable “A” Principal within one Business Day after receipt of the Distribution.

(b)         Corporate Rights.

The parties hereto agree that with respect to exercise of corporate rights derived from the Deposited Shares the Agent will (i) exercise corporate rights (including, without limitation, any right to vote, approve, authorize or ratify) only in accordance with the instructions of the “A” Principal who deposited such

Deposited Shares and (ii) not exercise any such corporate rights without specific instruction by the “A” Principal.

FIFTH.                   INVESTMENTS.

The Agent shall invest the Deposited Cash shall be kept in U.S. currency and shall be invested in debt instruments issued by the United States Federal Government, unless instructed otherwise in writing by Maxcom and the “B” Principal.

For purposes of the investment to which this clause refers, the Agent shall at all times be subject to the legal or administrative provisions that govern investment of resources subject to agency and shall pay, with charge to the Deposited Cash the commissions and expenses caused by its hire.

Purchase of securities or investment instruments shall be subject to availability and liquidity of same and the market conditions existing at that time.

Further, “B” Principal hereby expressly releases the Agent from any liability derived from purchase of securities or investment instruments, and for losses that could affect the subject of this Agency as a consequence of the investments made by the Agent pursuant to this clause.

The Agent shall not be liable for reductions experienced by the securities regarding their purchase price due to market fluctuations.

SIXTH.                  RECORDS.

(a)          Records. The Agent shall keep records on the assets under administration through this agency which it must deliver to the Principals as often as required hereafter, which shall record the following:

i.                  Within the first 5 days of each month, the number of the Deposited Shares, including their value according to the last act available from the BMV at the close of the immediately preceding month;

ii.               Within the first 5 days of each month, the account statement regarding the Deposited Cash;

iii.            Within 5 days days following occurrence, reception by the Agent of any Cash Distributions paid by the Company or of new Deposited Shares or securities for any reason, including capitalization of profit or of other capital accounts of the Company, or through subscription and payment for Shares issued to represent capital increases of the Company through cash payments;

iv.           Within the 2 (two) days following liquidation of the Public Offer, the final report on the proceeds obtained through sale of Deposited Shares in the Public Offer or other more competitive offers.

NINTH.                  EXPENSES, FEES AND TAXES.

Maxcom and “B” Principal shall pay all expenses, fees and taxes incurred in execution and performance of this Agreement, including the trustee fees as agreed in Exhibit [*] which is attached hereto, including the expenses derived from any sale of Deposited Shares.

If the Public Offer is not consummated for reasons imputable to “B” Principal, or if the Recapitalization Agreement is terminated for reasons imputable to “B” Principal, all expenses described in the preceding paragraph shall be for the account of “B” Principal exclusively.

Likewise, if the Public Offer is not consummated for reasons imputable to Maxcom, or if the Recapitalization Agreement is terminated for reasons imputable to Maxcom, all expenses described in the preceding paragraph shall be for the account of Maxcom exclusively.

TENTH.                 REMOVAL AND REPLACEMENT OF AGENT.

(a)                                  The Agent may be removed at any time by the “A” Principals and “B” Principal, provided the Agent is notified in writing of said removal at least 30 (thirty) calendar days in advance of the date on which said removal becomes effective; on the further understanding that within said period of 30 (thirty) calendar days, a replacement agent must be named by the “A” Principals and “B” Principal, and said replacement agent must accept its appointment to act as the Agent under this Agreement.

(b)                                 The Agent may resign its duties only in the case referred to in Article 391 (Three Hundred Ninety-One) of the General Law of Negotiable Instruments and Credit Operations (Ley General de Títulos y Operaciones de Crédito) and, on the understanding that the Agent must give written notice to the “A” Principals and “B” Principal of its intent to resign from its duties at least 60 (sixty) calendar days in advance of the date for its resignation; on the further understanding that the Agent shall not be released as agent under this Agreement until a replacement agent has been appointed by the “A” Principals and “B” Principal and said replacement agent has accepted said appointment in writing, and management of the assets under administration through the Agency is duly transferred to said replacement agent pursuant to the applicable legislation.

(c)                                  Any replacement agent shall have the same rights and obligations as the Agent pursuant to this Agreement and shall be considered as the Agent for all effects hereof.

(d)                                 If the Agent ceases to act as agent in accordance with this Clause [*], the Agent must (i) prepare account statements and all other information related to the assets managed and deliver it to the “A” Principals and “B” Principal at least 30 (thirty) calendar days prior to the date on which said removal or resignation is to take effect; and (ii) reimburse the “A” Principals and “B” Principal the proportional part of the annual administration commission paid in advance to the Agent pursuant to this Agreement with respect to the services that will not be needed from the Agent due to its replacement.

ELEVENTH.          EFFECTIVE PERIOD AND TERMINATION.

This Agency shall have the duration necessary for fulfillment of its purposes and may be extinguished for any of the reasons established in Article 392 (Three Hundred Ninety-Two) of the General Law of Credit Operations and Instruments which are compatible with the stipulations set forth in same, except that stated in Section VI since the Principals do not reserve the right to revoke it.

Further, this Agreement shall automatically terminate upon the earlier of (i) such time as the Recapitalization Agreement is terminated,(ii) consummation of the transactions contemplated by the Recapitalization Agreement or (iii) [May 15, 2013].  Upon termination of this agreement, to the extent the Deposited Shares and Deposited Cash have not previously been distributed in accordance with Clause 2, the Agent shall, within one Business Day after the termination, (i) cause the Deposited Shares set forth opposite an “A” Principal’s name on Exhibit 1 hereto to be transferred to an account specified by such “A” Principal and (ii) cause the Deposited Cash to be transferred to an account specified by the “B” Principal.

TWELFTH.           LEGAL PROHIBITIONS.

Pursuant to paragraph (b) of Section XI of Article 106 (One Hundred Six) of the Banking Law (Ley de Instituciones de Crédito) and Circular 1/2005 of the Mexican Central Bank (Banco de México), the Trustee declares that it has unambiguously explained to the parties the meaning and legal scope of this section, which provisions are transcribed hereafter.

“Article 106. Credit institutions are prohibited the following:

… XIX. In performance of the operations to which Section XV of Article 46 of this Law refers:

a)…

b)  Responding to trustors, principals, or grantors for default by debtors on the loans granted, or by issuers for the securities they may have acquires, unless due to its fault, pursuant to the provisions in the final part of Article 391 of the General Law of Credit Operations and Instruments or guaranteeing receipt of revenue on the funds whose investment is entrusted thereto.

If at the end of the trust, agency, or commission created for grant of loans, they have not been liquidated by the debtors, the institution must transfer them to the trustor or beneficiary, as applicable, or to the principal or grantor, refraining from paying the amount thereof.

In commission, agency or trust agreements, the provisions of this part shall be clearly inserted with a declaration by the trustee that it caused its content to be unambiguously made known to the persons from whom it has received goods or rights for placement under fiduciary care.

c) Acting as trustee, agent, or commission agent in trusts, agencies, or commissions, respectively, through which resources are captured, directly or indirectly, by any action causing a direct or contingent liability, unless trusts are at issue that are created by the Federal Government through the Ministry of Finance and Public Credit, and trusts through which securities are issued which are listed in the National Securities Registry pursuant to the provisions of the Securities Market Law;

d) Carrying out the trusts, agencies or commissions to which the second paragraph of Article 88 of the Investment Company Law refers;

e) Acting in trusts, agencies or commissions through which limitations or prohibitions contained in the financial laws are evaded;

f) Using funds or securities from trusts, agencies or commissions intended for grant of loans where the trustee has discretionary power, in the grant of same to perform operations by which any of the following become, or could become, debtors: their trust officers; members of the board of directors or the governing board, as applicable, both office holders and their alternates, whether or not acting; external auditors of the institution; members of the technical committee of the respective trust; ancestors or descendents to the first degree or spouses of the aforesaid persons, companies in whose shareholders meeting said persons or the same institutions, have a majority as well as those persons whom Banco de México determines through general;

g) Administering rural property, unless they have received administration to distribute the assets among heirs, legatees, partners or creditors, or to pay an obligation or to secure their performance with the value of said property or its products, and without, in these cases, the administration exceeding a period of two years except in the case of trusts on production or guaranty trusts; and

h) Executing trusts that manage sums of money contributed periodically by groups of consumers integrated through marketing systems, for acquisition of determined goods or services as provided in the Federal Consumer Protection Law.

“Any agreement contrary to the provisions of the foregoing paragraphs shall be void.”

CIRCULAR 1/2005 FROM BANCO DE MÉXICO:

Additionally, in compliance with the provisions of Number 5.5 of Circular 1/2005 (as amended) published by Banco de México in the federal Diario Oficial, which contains the “Rules Applicable to Credit Institutions, Securities Firms, Bonding

Institutions, Financial Institutions, and Limited Purpose Financial Companies involved in trust activities,” Number 6 of Circular 1/2005 from Banco de México is transcribed hereafter for said purposes:

“6.1 In execution of Trusts, Trust Institutions are prohibited from the following:

a) Charging the trust assets prices different from those agreed when arranging the operation at issue;

b) Guaranteeing receipt of yield or prices for the funds whose investment is entrusted thereto; and

c) Performing operations under terms and conditions contrary to its internal policies and sound financial practices.

6.2 Trust Institutions may not execute operations with securities, credit instruments or any other financial instrument which do not comply with the specifications agreed in the corresponding Trust agreement.

6.3 Trust Institutions may not undertake types of Trust that they are not authorized to execute pursuant to law and the provisions that govern same.

6.4 In no case may Trust Institutions pay, with charge to the assets in trust, payment of any sanction imposed on said Institutions by any authority.

6.5 In guaranty Trusts, the Trust Institutions and the Sofoles may receive goods or rights that have as purpose securing the obligations at issue.

6.6 Trust Institutions must observe the provisions of Articles 106 Section XIX of the Banking Law,  103 Section IX of the Securities Market Law,  62 Section VI of the General Law of Insurance Mutual Societies and Institutions, 60 Section VI Bis of the Federal Law on Bonding Institutions and 16 of the Organic Law of Rural Financing, as applicable to each institution.”.

THIRTEENTH.     TAXES, COSTS AND EXPENSES.

(a)                                  All expenses, fees and commissions derived from preparation, execution and registration of this Agreement and for any amendment to same, as well as for any act, agreement, document, instrument or notice performed, prepared, executed or notified pursuant to this Agreement, including but not limited to, Notary Public fees and the expenses and fees for registration will be paid by the party incurring such expense, fee or commission, except for the provisions of Clause Ninth of this Agreement.

(b)                                 The fees and expenditures for legal advisors of the Parties to this Agreement, as well as any and all of the documented costs and expenses incurred by same in performance of their respective obligations, in exercise of their respective rights pursuant to this Agreement, shall be for the charge of and wholly and exclusively paid Party incurring such costs or expense.

(c)                                  The parties agree that the tax obligations caused by reason of execution of this Agreement shall be for charge to and the exclusive responsibility of the Party who is responsible for satisfying them, pursuant to the applicable legislation, from signature of this Agreement and throughout the time that the acts contained in same survive, and consequently the Principals agree to hold the Agent harmless therefor.

FOURTEENTH.    TERMS AND CONDITIONS OF AGENT.

(a)                                  The Agent shall be bound only to act pursuant to the express provisions set forth in this Agreement, and absent express provision, in accordance with the written instructions duly signed by the “A” Principals and “B” Principal, and it shall not have any obligation whatsoever to verify the authenticity of any of said instructions or of the signature of the person(s) who may sign any of said instructions.

(b)                                 In addition to the other obligations of the Agent pursuant to the applicable legislation, this Agreement expressly includes all obligations of the Agent. The Agent does not assume any implied obligation whatsoever in this Agreement, nor any obligation derived directly or indirectly from any agreement entered into by the Principals to which it is not a party.

(c)                                  The Agent shall be solely and exclusively liable for loss or harm directly caused by its negligence, wrongdoing or bad faith in all matters related to the performance of its obligations under this Agreement.

(d)                                 The Maxcom and the “B” Principal severally and not jointly must defend and hold the Agent (including its subsidiaries, affiliates, and related companies, as well as their respective shareholders, officers, directors, employees, agents and advisors) harmless from any and all claims, suits, penalties, fines, liability, settlement, harm, cost or expense of any nature, known or unknown, foreseen, or unforeseen, contingent or of any other kind (including, without limitation, reasonable attorneys fees and expenses) that may arise from or be incurred in relation to this Agreement (collectively “Losses”) 50% of such Losses to be indemnified by the “B” Principal and 50% of such Losses to be indemnified by the Maxcom, except those directly attributable to the negligence, bad faith or wrongdoing of the Agent.

(e)                                  Each of the Principals shall be severally, and not jointly, liable for payment of any tax for the such Principal’s assets under administration, and must, severally, and not jointly, defend, indemnify and hold the Agent harmless from payment of any amount that the

Agent must pay due to said taxes on such Principal’s assets under administration.

(f)                                    The Agent shall not be liable for the acts or omissions of third parties that prevent or hinder fulfillment of the purposes of the Agency.

(g)                                 The Agent must keep all accounts, books and records as may be properly necessary to record all operations performed by same pursuant to the provisions of this Agreement. The Agent shall permit the Principals to examine said accounts, books and records; provided, however, that any of such examinations must be done on prior notice to the Agent and during normal business hours.

FIFTEENTH.         ASSIGNMENTS.

The rights and obligations of the Parties derived from this Agreement may not be assigned or transferred to any third party absent the prior written consent of all Parties.

SIXTEENTH.        CONFIDENTIALITY.

The parties agree to maintain in confidentiality the existence of this Agreement and the terms and conditions of same, and none of them shall disclose, make any public statement, or release any information, in relation to this Agreement, to the public or to any third party, absent the prior written consent of the other party unless said disclosure or statement is required by the applicable laws. Notwithstanding the foregoing, the parties shall have the right to disclose said information to their officers and external advisors who shall assume the obligation of confidentiality established in this clause.

SEVENTEENTH.  AMENDMENTS.

This Agreement may be amended only with the written consent of the Principals and the Agent.

EIGHTEENTH.     NOTICES AND COMMUNICATIONS.

All notices, communications and requests submitted or required to be submitted pursuant to this Agreement must be in writing. Notices shall be deemed duly delivered when presented (a) personally, with return receipt; (b) by specialized delivery service, with return receipt; or (c) by facsimile, followed by specialized delivery service or personal delivery, with return receipt. All notices shall be presented at the following domiciles and facsimile numbers (or any other later domicile duly notified by the parties to this Agreement in accordance with the provisions of this Clause Eighteenth) and shall take effect upon personal delivery or at the time delivery is refused as provided on the corresponding  return receipt instrument:

To the “A” Principals:

[*]

To “B” Principal:

To the Agent:

[*], S.A., Institución de Banca Múltiple

[                                        ]

[                                        ]

[                                        ]

C.P.               , México, D.F.

Facsimile:

Telephone:

Attention:

NINETEENTH.                     EXHIBITS AND HEADINGS.

All documents attached hereto, or to which reference is made in this Agreement, form an integral part hereof as if the text thereof were wholly inserted herein. The titles and headings included in this Agreement are used only for convenience and do not define, limit or describe the scope or intent (or otherwise affect interpretation) of any provision in this Agreement.

TWENTIETH.                       DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings indicated in each case:

Shares:

the shares representing the capital of the Company including those currently outstanding which are described in Exhibit “1” to this Agreement, regardless of whether said shares are represented by Certificates of Ordinary Participation (CPOs), by American Depositary Shares (ADS), American Depositary Receipts (ADRs) or any other security based on the shares of the Company.

Deposited Shares:

the Shares described in Exhibit 1 of this Agreement which represent [43.70%] (forty-three point seventy percent) of the Company’s outstanding capital, as well as the Shares proceeding from dividends reinvested in Shares or from capital increases in the Company.

Recapitalization Agreement:	the Recapitalization Agreement dated December 4, 2012 entered into between “B” Principal and Maxcom in relation to the Public Offer.

Agreements to Tender:

the Agreements to Tender (“Agreements to Tender”) dated [*] October 2012 entered into between (i) BAS Capital Funding Corporation, BankAmerica Investment Corporation, Nexus-Maxcom Holdings I, LLC, BASCFC-Maxcom Holdings I, LLC, Fleet Growth Resources (as selling shareholders) and Ventura Capital Privado, S.A. de C.V. as offeror; (ii) Gabriel Agustín Vázquez Arroyo Carstens, Eduardo Vázquez Arroyo Carstens and Alina Georgina Carstens Martínez (as selling shareholders) and Ventura Capital Privado, S.A. de C.V. as offeror; and (iii)  Adrián Aguirre Gómez, María Guadalupe Aguirre Gómez and María Elena Aguirre Gómez and Ventura Capital Privado, S.A. de C.V. as offeror.

Business Day:	means any day which is not Saturday or Sunday, and any other day on which trades are made on the BMV.

Agency:	the irrevocable agency created pursuant to Clause 2 of this Agreement.

“A” Principals:

BAS Capital Funding Corporation, BankAmerica Investment Corporation, Nexus-Maxcom Holdings I, LLC, BASCFC-Maxcom Holdings I, LLC, Fleet Growth Resources, Gabriel Agustín Vázquez Arroyo Carstens, Eduardo Vázquez Arroyo Carstens, and Alina Georgina Carstens Martínez.

“B” Principal:	Ventura Capital Privado, S.A. de C.V.

Trustee:	[[*], S.A., Institución de Banca Múltiple, dirección fiduciaria,] in its capacity as agent for this Agency Agreement.

Absolute Majority	More than fifty percent (50%) of the Shares outstanding as of the date of the consummation of the Public Offer.

Public Offer:

the public offer for acquisition that Ventura proposes to do to acquire up to 100% (one hundred percent) of the Shares, including the Deposited Shares in accordance with the terms and conditions of the Recapitalization Agreement.

TWENTY-FIRST.                JURISDICTION; APPLICABLE LAW.

For all matters relating to interpretation and performance of this Agreement, the parties hereby submit, expressly and irrevocably, to the laws applicable in Mexico and to the jurisdiction of the competent courts of Mexico, Federal District, Mexico, and they therefore expressly and irrevocably waive any other jurisdiction that may correspond to them due to their present or future domiciles or for any other reason.

NOW THEREFOR, the parties do sign and give this Agreement through their legal representatives, duly authorized, on this 4th day of December, 2012.

The “A” Principals

Grupo VAC

By:

By:

By:

Grupo BofA/Nexus

By:

By:

By:

By:

By:

“B” Principal

Ventura Capital Privado, S.A. de C.V.

By:

Maxcom Telecomunicaciones, S.A.B. de C.V.

By:

The Agent

By:

By:

EXHIBIT 1

DEPOSITED SHARES

SHAREHOLDER	SERIES A SHARES	CPO POSITION		NO. OF SHARES REPRESENTING CPOS	TOTAL SHARES
BAS CAPITAL FUNDING CORPORATION		887,115		2,661,345	2,661,345
BANK AMERICA INVESTMENTS CORPORATION		98,191		294,573	294,573
NEXUS MAXCOM HOLDINGS I, LLC	32,000,001	64,752,805		194,258,415	226,258,416
BASCFC-MAXCOM HOLDINGS I, LLC		28,580,610		85,741,830	85,741,830
FLEET GROWTH RESOURCES		18,916		56,748	56,748
EDUARDO VAZQUEZ ARROYO C.	11,413,966	1,306,915	*	3,920,745	15,334,711
GABRIEL AGUSTIN VAZQUEZ ARROYO C.	11,413,966	1,256,826	*	3,770,478	15,184,444
ALINA GEORGINA CARSTENS	5,172,068				5,172,068
TOTAL	60,000,001	96,901,378		290,704,134	350,704,135

*Maximum quantity that Grupo VAC must deposit to enable “B” Principal to acquire 50% (fifty percent) plus one of the shares representing the capital of Maxcom in the Public Offer.